Exhibit 99.1

TEXAS PACIFIC LAND TRUST

1700 Pacific Avenue

Suite 2770

Dallas, Texas 75201

______

TRUSTEES:		OFFICERS:
MAURICE MEYER III JOHN R. NORRIS III DAVID E. BARRY	Telephone (214) 969-5530	TYLER GLOVER ROBERT J. PACKER

Texas Pacific Land Trust Announces First Quarter 2017 Financial Results

DALLAS, TX (April 27, 2017) – Texas Pacific Land Trust (NYSE: TPL) today announced financial results for the first quarter of fiscal 2017, which ended March 31, 2017.

Results for first quarter 2017:

●	Net Income of $14.9 million, or $1.88 per sub-share, for first quarter 2017, compared with $7.3 million, or $0.90 per sub-share, for first quarter 2016.

●	Revenues of $24.2 million for first quarter 2017, compared with $11.9 million for first quarter 2016.

●	Increases of 112.7% in easements and sundry income and 99.5% in oil and gas royalty revenue for first quarter 2017, compared with first quarter 2016.

Further Details:

Easements and sundry income was $12,911,778 for the first quarter of 2017, an increase of 112.7% compared with the first quarter of 2016 when easements and sundry income was $6,070,973. This increase resulted primarily from an increase in pipeline easement income and water sales, and to a lesser extent, material sales (caliche).

Oil and gas royalty revenue was $11,192,762 for the first quarter of 2017, compared with $5,610,751 for the first quarter of 2016, an increase of 99.5%. Crude oil and gas production subject to the Trust’s royalty interests increased 38.6% and 36.4% respectively in the first quarter of 2017 compared with 2016. In addition, the prices received for crude oil and gas production increased 47.8% and 37.0% respectively in the first quarter of 2017 compared with 2016.

“As reflected in the first quarter 2017 results, the Trust continues to see an increase in development of oil and gas assets by operators on land owned by the Trust and where the Trust has a royalty interest,” said Robert J. Packer, General Agent and Chief Financial Officer.

Texas Pacific Land Trust is not a REIT.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the Trust's future operations and prospects, the markets for real estate in the areas in which the Trust owns real estate, applicable zoning regulations, the markets for oil and gas, production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas, expected competitions, management's intent, beliefs or current expectations with respect to the Trust's future financial performance and other matters. We assume no responsibility to update any such forward-looking statements.

TEXAS PACIFIC LAND TRUST

REPORT OF OPERATIONS - UNAUDITED

	Three Months Ended

	March 31, 2017	March 31, 2016

Oil and gas royalties	$11,192,762	$5,610,751

Land sales	--	86,000

Easements and sundry income*	12,911,778	6,070,973

Other income	133,722	130,379

Total income	$24,238,262	$11,898,103

Provision for income tax	$7,228,137	$3,522,363

Net income	$14,885,422	$7,280,051

Net income per sub-share	$1.88	$.90

Average sub-shares outstanding during period	7,919,085	8,098,106

* The Trust deferred $6,806,890 of easement income for the first quarter of 2017 due to the transition to term easements.